UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2008

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Hard Rock Intercompany Land Purchase

        On August 1, 2008, HRHH Development Transferee, LLC, a subsidiary of Hard Rock Hotel Holdings, LLC (“Holdings”), a joint venture between Morgans Hotel Group Co. (the “Company”) and Morgans Group LLC, the operating company through which the Company conducts its business (together with the Company, the “Morgans Parties”), and DLJ MB IV HRH, LLC (“DLJ”), DLJ Merchant Banking Partners IV, L.P. and DLJMB HRH VoteCo, LLC (together, the “DLJMB Parties”), obtained a loan (the “Loan”) to finance $50 million of the $110 million necessary to purchase an 11-acre parcel of land located adjacent to the Hard Rock Hotel & Casino from HRHH Development, LLC, another subsidiary of Holdings. The Loan becomes due and payable no later than the maturity date of August 9, 2009, subject to two six-month extension options, and is subject to acceleration upon the occurrence of events of default, as set forth in the loan agreement. NorthStar Realty Finance Corp. is a participant lender in the Loan.  In connection with the Loan, Morgans Group LLC, together with DLJ, as guarantors, entered into a non-recourse carve-out Guaranty Agreement (the “Guaranty”) in favor of Column Financial, Inc., the lender.

The DLJMB Parties contributed an aggregate of approximately $74 million to Holdings to fund the remaining portion of the $110 million of proceeds necessary to complete the intercompany land purchase and to pay for all costs and expenses in connection with its closing and related financing. The proceeds from the financing, together with the equity contribution from the DLJMB Parties were used to fully satisfy the $110 million amortization payment under the Holdings’ commercial mortgage-backed securities loan facility.

        As a result of the contributions by the DLJMB Parties, the Company holds approximately a 20.6% ownership interest in Holdings as of August 1, 2008.

Amendment to Hard Rock JV Agreement
On August 1, 2008, the DLJMB Parties and the Morgans Parties entered into an Amendment Agreement pursuant to which they amended Holdings’ Second Amended and Restated Limited Liability Company Agreement (the “JV Agreement”). Among other things, the Amendment Agreement clarifies certain obligations of the parties in the event that capital contributions are required for additional costs and expenses relating to the 11-acre parcel. In general, any decision to call for such additional capital contributions will be in the discretion of the Holdings’ board of directors. Subject to certain terms and conditions, the DLJMB Parties could also cause Holdings to fund such additional capital contributions from third parties. However, each member that is not in default under the JV Agreement will be given an opportunity to participate in the funding. The Amendment Agreement also clarifies certain provisions in the JV Agreement used to calculate each member’s percentage interest in Holdings in the event that such additional capital contributions are funded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: August 6, 2008	By:	/s/ Richard Szymanski
Richard Szymanski Chief Financial Officer